      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         SHURGARD STORAGE CENTERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   WASHINGTON                                      91-1603837
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                               1201 THIRD AVENUE
                                   SUITE 2200
                           SEATTLE, WASHINGTON 98101
                                 (206) 624-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KRISTIN H. STRED
                                GENERAL COUNSEL
                         SHURGARD STORAGE CENTERS, INC.
                               1201 THIRD AVENUE
                                   SUITE 2200
                           SEATTLE, WASHINGTON 98101
                                 (206) 624-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                              LINDA A. SCHOEMAKER
                                  PERKINS COIE
                         1201 THIRD AVENUE, 40TH FLOOR
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888
                            ------------------------

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                        AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
      TITLE OF EACH CLASS OF             TO BE        OFFERING PRICE       AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED        REGISTERED        PER UNIT(1)     OFFERING PRICE        FEE
------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $0.001 per share(2).............     3,000,000          $26.875         $80,625,000     $24,431.82
======================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's Class A Common Stock, as reported on the New York Stock Exchange Composite Transactions on May 9, 1997.

(2) Includes associated Preferred Share Purchase Rights.
================================================================================

May 16, 1997

Dear Shareholder:

     It is our pleasure to present to you our Dividend Reinvestment Plan. The Plan offers you a simple, convenient and economical way of increasing your ownership in Shurgard Storage Centers, Inc.

     The Plan is designed to enable you to purchase additional shares through the reinvestment of your dividends without the cost of any brokerage commissions. Additionally, the price to be paid for Common Stock purchased through the Plan will reflect a discount of 2% from the average market value (as defined in the Plan).

     ALL SHAREHOLDERS ARE ELIGIBLE TO PARTICIPATE IN THE PLAN. We created the Plan as a convenience for our shareholders and, because your participation is completely voluntary, you may join or withdraw from the Plan at any time.

     The Plan is administered by Shurgard's transfer agent, Gemisys Transfer Agents. If you are a record holder of Shurgard Class A Common Stock and would like to participate in the Plan, simply complete the enclosed Authorization Card and mail it to Gemisys Transfer Agents at the address given on the reverse side of the Authorization Card. If your shares in Shurgard are held by a broker, bank or nominee and you wish to participate, please ask your broker, bank or nominee to enroll you in the Plan.

     This Prospectus explains how the Plan works. I hope you will review it for important details about participation in the Plan. Please retain this Prospectus for future reference. If you decide that this is an opportunity that meets your investment objectives, we invite you to join the Plan and graciously welcome your participation.

Sincerely,

/s/ Charles K. Barbo
Charles K. Barbo
Chairman, President and
Chief Executive Officer

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Available Information............       2
Incorporation of Certain
  Documents by Reference.........       2
The Company......................       4
Description of the Plan..........       5
     Purpose.....................       5
     Advantages..................       5
     Disadvantages...............       6
     Eligibility.................       6
     Administration..............       7
     Participation...............       7
     Costs.......................       8
     Purchases...................       9
     Reports.....................      10
     Dividends...................      10
     Certificates for Shares.....      10
     Sales of Shares.............      11
     Withdrawal From the Plan....      12
     Other Information...........      13
Use of Proceeds..................      18
Legal Matters....................      18
Experts..........................      18

PROSPECTUS
                                [SHURGARD LOGO]

                         SHURGARD STORAGE CENTERS, INC.

                         CLASS A COMMON STOCK DIVIDEND
                               REINVESTMENT PLAN

    This Prospectus relates to the Shurgard Storage Centers, Inc. ("Shurgard" or the "Company") Dividend Reinvestment Plan (the "Plan") for holders of shares of the Company's Class A Common Stock (the "Shares"). The Plan offers holders of the Shares ("Shareholders") with a simple and convenient method of investing cash dividends in additional Shares without paying brokerage commissions or service charges.

    The dividends reinvested in the Plan will be used to purchase original issue Shares from the Company. The price of Shares purchased with reinvested dividends will be at a 2% discount from the current market price (see Question 14). All Shareholders are eligible to join the Plan, including holders whose shares are held in the name of a nominee or broker (i.e., "street name") (see Question 4).

    A Shareholder may participate in the Plan by completing an Authorization Card and returning it to Gemisys Transfer Agents, 7103 South Revere Parkway, Englewood, Colorado 80112 (see Question 6). Gemisys Transfer Agents will serve as Administrator of the Plan (see Question 5). Shareholders who participate in the Plan may terminate their participation at any time (see Question 19). Shareholders who do not want to participate in the Plan do not need to take any action to continue to receive their cash dividends, if and when declared.

    This Prospectus relates to authorized but unissued Shares registered for purchase under the Plan. It should be retained for future reference. The Company reserves the right to terminate the Plan at any time.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is May 16, 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Com pany which file electronically with the Commission. The Shares are listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    3. The description of the Shares contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 19, 1995, as amended; and

    4. Current Reports on Form 8-K dated January 16, 1997, as amended, April 16, 1997 and April 22, 1997.

    All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents that are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to Investor Relations, Shurgard Storage Centers, Inc., 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, telephone number (206) 624-8100.

                                  THE COMPANY

     Shurgard is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that develops, acquires, owns and manages self storage centers. The Company is one of the four largest operators of self storage centers in the United States, and together with its predecessors has been in the self storage business since 1972. The Company's strategy is to be the national leader in storage products and services by offering high-quality, conveniently located and secure self storage and a high level of customer service. This strategy enables the Company to position itself as a premium-priced storage provider in its target markets. The Company seeks to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

     As of March 31, 1997, the Company owned and operated, directly and through its subsidiaries and joint ventures, 246 properties (including 243 self storage properties) containing approximately 16.1 million net rentable square feet, which are located in 19 states. For the quarter ended March 31, 1997, the Company's self storage centers had a weighted average annual net rentable square foot occupancy rate of 85% and a weighted average annual rent per net rentable square foot of $9.24. The Company also manages, under the "Shurgard" name, 39 self storage centers and one business park containing approximately 2.0 million net rentable square feet.

     The Company employed approximately 700 persons as of March 1, 1997, and is headquartered in Seattle, Washington, with regional offices in Phoenix, Arizona; Chicago, Illinois; Atlanta, Georgia; and Bellevue, Washington. The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and its telephone number is (206) 624-8100.

                            DESCRIPTION OF THE PLAN

     The following, in question and answer form, is the Plan.

     PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide Shareholders ("Participant" or "you") with a convenient and economical way of investing cash dividends in additional Shares without paying any brokerage commission or service charge. Because such additional Shares will be purchased directly from Shurgard, the Company will receive additional funds to make real estate acquisitions and improvements to properties and repay indebtedness, and use for working capital and other general corporate purposes.

     ADVANTAGES

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

     - INCREASED OWNERSHIP. Automatic dividend reinvestment provides you with a simple, convenient and economical method of increasing your ownership of Shares. You may have cash dividends on all or a portion of your Shares reinvested. Your account is credited with both full and fractional shares, on which future dividends are reinvested for you.

     - DISCOUNT. Shares are purchased through the Plan at a 2% discount from current market prices, which enables you to share the cost savings the Company expects to realize from the sale of Shares pursuant to the Plan.

     - NO BROKERAGE FEES ON PURCHASES. You pay no brokerage fees, commissions or service charges on Shares purchased through the Plan.

     - SIMPLIFIED RECORD KEEPING. Detailed statements of account will be mailed to you after each investment and Shares will be held in book-entry form to provide simplified record-keeping.

     DISADVANTAGES

3. WHAT ARE POSSIBLE DISADVANTAGES OF THE PLAN?

     You must make an investment decision to participate in the Plan (and thereby to purchase Shares) prior to the date the purchase price is determined. The market price of the Shares may fluctuate between the time an investment decision to participate in the Plan is made and the time at which Shares are purchased. See Questions 14 and 19. In addition, you must be aware of the income tax consequences of participation in the Plan (summarized under Question 25), including the rule that a Participant will be treated for federal income tax purposes as having received on each dividend payment date a distribution equal to the fair market value of the Shares purchased plus any cash actually distributed.

     ELIGIBILITY

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     All Shareholders are eligible to participate in the Plan. If your Shares are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you must either make appropriate arrangements for your broker, bank or nominee to join the Plan or you must become a Shareholder of record by having a part or all of your Shares transferred to your own name. To have Shares of which you are the beneficial owner re-registered in your name, you must make appropriate arrangements with your broker, bank or nominee.

     The Plan is intended for the benefit of Shareholders, not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of Shares. From time to time, financial inter-mediaries may seek to engage in positioning transactions in order to benefit from the discount from the market price of the Shares acquired under the Plan. Such transactions could cause fluctuations in the trading volume of the Shares. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

     In addition to the foregoing, the Company may refuse participation in the Plan to Shareholders residing in states where Shares offered pursuant to the Plan are neither registered under applicable securities laws nor exempt from registration.

     ADMINISTRATION

5. WHO ADMINISTERS THE PLAN?

     Gemisys Transfer Agents ("Administrator"), which also serves as the Company's transfer agent, registrar and dividend disbursing agent, acts as Administrator for the Plan. The Administrator holds Shares in book-entry form in your Plan account, keeps records and sends statements of account to you. Shares purchased under the Plan are registered in the name of the Administrator or its nominee, as agent, and credited to your account.

     PARTICIPATION

6. HOW DO I PARTICIPATE IN THE PLAN?

     You may join the Plan by completing an Authorization Card in the form included in this Prospectus and returning it to the Administrator. The Administrator's address is:

          Gemisys Transfer Agents
          7103 South Revere Parkway
          Englewood, CO 80112
          Attention: Shurgard DRP Plan
          (800) 955-2235

7. WHEN CAN I JOIN THE PLAN?

     You may join the Plan at any time. If the Authorization Card is received by the Administrator on or before the record date for the payment of the next dividend, reinvestment will begin with that dividend. If the Authorization Card is received in the period between any dividend record date and payment date, that dividend will be paid in cash and your initial dividend reinvestment will begin with the next dividend.

8. HOW MUCH OF MY DIVIDEND IS REINVESTED?

     As much as you indicate on the Authorization Card, which provides for the purchase of additional Shares through the following investment options:

     1. FULL DIVIDEND REINVESTMENT directs the investment of all of your cash dividends on all Shares then or subsequently registered in your name.

     2. PARTIAL DIVIDEND REINVESTMENT directs the investment of the cash dividends on that number of Shares registered in your name which are designated in the appropriate space on the Authorization Card.

     You may select either of the above investment options. To initially elect to participate in the Plan, you must direct the Administrator to reinvest dividends on at least one (1) Share.

9. CAN I CHANGE OPTIONS UNDER THE PLAN?

     As a Participant, you may change investment options or modify the number of Shares designated under the Partial Dividend Reinvestment option at any time by completing a new Authorization Card and returning it to the Administrator at the address set forth on the Authorization Card.

     COSTS

10. WHAT COSTS DO I PAY?

     There is no charge to join the Plan and there are no brokerage fees on purchases. All costs of administration of the Plan are paid by the Company, except that you may incur certain costs in connection with your withdrawal from the Plan or if you direct the Administrator to sell your Shares. See Questions 19 and 20.

     PURCHASES

11. WHAT IS THE SOURCE OF THE SHARES PURCHASED UNDER THE PLAN?

     Shares purchased under the Plan come from the legally authorized but unissued Shares of the Company. Shares will not be purchased in the open market.

12. WHEN WILL DIVIDENDS BE INVESTED IN SHARES?

     The dates of investment of dividends will be the dividend payment dates ("Investment Dates"). If the NYSE (or other exchange or market on which the Shares are principally traded) is not open for trading on such date, the Investment Date will be the next day that the NYSE or such other exchange or market is open for trading. Dividend payment dates normally occur on or around the 20th day of February, May, August and November of each year.

13. HOW MANY SHARES WILL BE PURCHASED?

     The number of full and fractional Shares (calculated to four decimal places) purchased will be determined by dividing the aggregate amount of your dividends by the applicable purchase price of Shares.

14. WHAT WILL BE THE PRICE FOR SHARES PURCHASED UNDER THE PLAN?

     Shares will be purchased from the Company at a price per share equal to 98% of the Average Market Value of the Common Stock, which is the GREATER of (i) the average of the high and low sale prices of the Company's Common Stock on the NYSE on the Investment Date (or, if not a trading day, the next following trading day), or (ii) the average reported closing sale price of the Company's Common Stock (but not greater than 105% of (i) above) on the NYSE for the 10 trading days prior to the Investment Date.

     REPORTS

15. WHAT REPORTS WILL I RECEIVE?

     Following each purchase of Shares under the Plan, the Administrator will mail a statement of account showing the amounts invested, the number of Shares purchased, and the purchase price. These statements are a record of the cost of these purchases and should be retained for income tax purposes.

     DIVIDENDS

16. WILL I BE PAID DIVIDENDS PAID ON SHARES HELD IN MY ACCOUNT UNDER THE PLAN?

     Yes, dividends will be paid on all full and fractional Shares held in your Plan account. Dividends will automatically be reinvested in additional Shares and added to your account.

     CERTIFICATES FOR SHARES

17. DO I RECEIVE CERTIFICATES FOR SHARES PURCHASED UNDER THE PLAN?

     No, all full and fractional Shares issued under the Plan will be issued in uncertificated or "book-entry" form and held in your account. This feature permits ownership of fractional Shares, protects against loss, theft or destruction of stock certificates, and reduces the costs of the Plan.

     Also, as noted above in Question 4, the Administrator will hold Shares in the names of the registered holders. In the case of a Participant holding his or her shares in the name of a broker, bank or nominee, this means that the Administrator will hold the Shares in the name of such broker, bank or nominee.

     Certificates for any number of whole Shares credited to your account will be issued in your name upon your written request to the Administrator. Certificates for fractional Shares will not be issued. Should you want your certificates issued in a different name, you must notify the Administrator in writing and comply with applicable transfer requirements. If you wish to sell any whole Shares credited to your account under the Plan, you will have the option to either (i) receiving a certificate for such whole number of Shares or (ii) request that such Shares held in your account be sold, in which case the Shares will be sold on the open market as soon as practicable. Brokerage commissions on such sales will not be paid by the Company, and will be deducted from the sales proceeds. See Question 20. If you wish to pledge Shares credited to your account, you must first have the certificate for those Shares issued in your name.

     SALES OF SHARES

18. HOW DO I SELL SHARES THROUGH THE PLAN?

     You may instruct the Administrator to sell some or all of their Shares held in the Plan by notifying the Administrator in writing or by using the form included with account statements.

     The Administrator will sell Shares through a registered broker dealer, which may be A.G. Edwards & Sons, Inc., as soon as practicable after receipt of a proper written request. Shares to be sold may be commingled with those of other Participants requesting sale of their Shares, and the proceeds to each Participant will be based on the average price for all Shares sold during the day of sale. Participants should understand that the price of the Shares may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not offer Participants the ability to specify either the dates or the prices at which Shares are to be sold through the Administrator.

     If a request to sell Shares is received on or after the record date, and before the payment date, for a dividend, any cash dividend paid on such Shares will be reinvested. The request to sell Shares will then be processed as soon as practicable after the dividend is reinvested and the additional Shares are credited to the participant's account.

     There is no charge for selling Shares through the Administrator except for the Participant's pro rata share of brokerage commissions.

     WITHDRAWAL FROM THE PLAN

19. WHEN AND HOW CAN I WITHDRAW FROM THE PLAN?

     You may withdraw from the Plan at any time by written request to the Administrator. If the withdrawal request is received on or after the record date for determining the Shareholders entitled to receive the next dividend, that dividend will be reinvested in Shares for your account on the dividend payment date, and the request for withdrawal will be processed promptly thereafter.

20. WHAT HAPPENS AFTER I WITHDRAW FROM THE PLAN?

     If you notify the Administrator of your termination of participation in the Plan with respect to all of the Shares held for your account in the Plan, or if your participation in the Plan is terminated by the Company, you may elect either to (i) receive a certificate for whole Shares credited to your account under the Plan or (ii) request that any Shares held in your account be sold, in which case the Shares will be sold on the open market as soon as practicable. In either case you will be sent a check representing the value of any fractional Share computed on the basis of the average of the high and low sale prices of the Company's Common Stock on the NYSE on the date your account is terminated. Brokerage commissions on sales will be paid by the Company, and will be deducted from the sales proceeds. In addition, if you terminate your participation in the Plan with respect to all of your Shares, you will be subject to a $5.00 service charge imposed by the Administrator, which will not be paid by the Company.

     If the Company terminates the Plan, you will receive a certificate for the number of Whole Shares credited to your account under the Plan and a check for the value of any fractional Share (computed as described in the preceding paragraph).

     If a participant moves his or her residence to a jurisdiction where Shares offered pursuant to the Plan are neither registered nor exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

21. WHEN CAN I REJOIN THE PLAN?

     Generally, a Shareholder who has withdrawn from the Plan may again become a Participant at any time.

     OTHER INFORMATION

22. WHAT HAPPENS WHEN I SELL OR TRANSFER SOME OF MY SHARES IN THE PLAN?

     There is no effect on the Shares remaining in the Plan as long as you have at least one (1) full Share in your Plan account.

     If you dispose of a portion of your Shares, the Administrator will continue to reinvest dividends on Shares credited to your Plan account in additional Shares unless and until a written request to withdraw such Shares from your Plan account is received by the Administrator.

     If you dispose of a portion of your Shares and you have directed the Administrator to reinvest dividends on some of your Shares (i.e., Partial Dividend Reinvestment), you should provide new written instructions to the Administrator on how to handle your account. If the Administrator does not receive new instructions, it may, in its discretion, pay cash dividends to you on all of your remaining Shares.

23. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
    SPLIT?

     Any stock dividend or stock split distributed by the Company on Shares held in the Plan will be credited to your account.

24. HOW WILL MY PLAN SHARES BE VOTED AT ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS?

     You will receive a proxy to vote all Shares (including fractional shares) held in your Plan account.

25. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     Distributions by REITs are treated as dividends to the extent a REIT has earnings and profits for federal income tax purposes. To the extent that the amount distributed by a REIT exceeds the current and accumulated earnings and profits of the REIT, the distribution will first be treated as a return of capital to the Shareholder to the extent of basis, with any excess taxable as gain realized from the sale of Shares.

     Amounts automatically reinvested in additional whole and fractional Shares are taxable to the Participant notwithstanding that such amounts are reinvested in stock. A Participant will be treated for federal income tax purposes as having received on each dividend payment date a taxable distribution equal to the fair market value on such dividend payment date of the Shares acquired thereby plus any cash actually distributed.

     The initial tax basis of whole or fractional Shares acquired under the Plan will equal the fair market value on such dividend payment date of the Shares acquired. A Participant will generally recognize capital gain or loss on the sale of the Shares equal to the difference between the amount realized and the Participant's tax basis in such Shares. The holding period for Shares credited to a Participant's Plan account pursuant to the Plan will begin on the day following the date on which the Shares were purchased for the Participant's account.

     In the case of Shareholders whose dividends are subject to United States federal income tax withholding or backup withholding, the Adminis-trator will reinvest dividends less the amount of tax required to be withheld.

     The sales of Shares through the Plan will be reported to the Internal Revenue Service and to Participants on Form 1099B.

     THE FOREGOING DISCUSSION BRIEFLY SUMMARIZES THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES, UNDER CURRENT LAW, OF PARTICIPATION IN THE PLAN AND IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS ALL POTENTIALLY RELEVANT FEDERAL INCOME TAX MATTERS, INCLUDING CONSEQUENCES PECULIAR TO PERSONS SUBJECT TO SPECIAL PROVISIONS OF FEDERAL INCOME TAX LAW. THE ABOVE DISCUSSION IS BASED ON VARIOUS RULINGS OF THE INTERNAL REVENUE SERVICE REGARDING SEVERAL TYPES OF DIVIDEND REINVESTMENT PLANS. NO RULING, HOWEVER, HAS BEEN ISSUED OR REQUESTED REGARDING THE PLAN. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO FEDERAL, STATE, LOCAL AND OTHER TAX LAWS APPLICABLE TO THEIR SPECIFIC SITUATIONS. IN ADDITION, THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN BY RETIREMENT PLANS DIFFER FROM THOSE OUTLINED HEREIN FOR INDIVIDUALS. SINCE THE LAWS AND REGULATIONS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF RETIREMENT PLAN PARTICIPATION ARE COMPLEX AND SUBJECT TO CHANGE, A RETIREMENT PLAN CONSIDERING SUCH PARTICIPATION SHOULD CONSULT WITH ITS OWN RETIREMENT PLAN TRUSTEES, CUSTODIANS OR TAX ADVISORS FOR SPECIFIC INFORMATION.

26. CAN THE PLAN BE CHANGED OR DISCONTINUED?

     The Board of Directors of the Company may suspend the Plan without prior notice to participants at any time and from time to time if the Board determines that the Average Market Value of the Common Stock is at a level making sales of Shares pursuant to the Plan disadvantageous to the Company. Such determination may be based on any factor or factors deemed appropriate by the Board, including, but not limited to, inability of the Company to invest the proceeds of sale of Plan Shares at a rate of return exceeding the cost to the Company of such Shares.

Dividends that would otherwise be invested during a period of suspension will be paid to participants in cash.

     The Board of Directors may also amend or terminate the Plan at any time, including amending or eliminating the discount to Average Market Value described in Question 14 or providing for additional Shares to be purchased through voluntary cash investments under the Plan, provided that no amendment made between a payment date for dividends on participating Shares and the record date therefor may modify the terms of investment of such dividends on such dividend payment date. You will be notified if the Plan is terminated or materially amended. The Company may also terminate any Participant's participation in the Plan at any time by notice to such Participant if continued participation will, in the opinion of the Board of Directors, jeopardize the status of the Company as a REIT under the Internal Revenue Code of 1986, as amended.

27. WHAT IS THE RESPONSIBILITY OF THE ADMINISTRATOR AND THE COMPANY UNDER THE PLAN?

     Neither the Company nor the Administrator nor its nominees shall have any liability for any act done in good faith or for any good-faith omission to act in connection with the Plan, including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon his or her death prior to receipt of written notice of death, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

28. WHO BEARS THE RISK OF MARKET PRICE FLUCTUATIONS IN THE COMPANY'S SHARES?

     Your investment in Shares held in a Plan account is no different than an investment in directly held Shares in this regard. You bear the risk of loss and the benefits of gain from market price changes for all of your Shares.

     NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN GUARANTEE THAT SHARES PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the Shares to make real estate acquisitions and improvements to properties and repay indebtedness, and use for working capital and other general corporate purposes.

                                 LEGAL MATTERS

    The legality of the Shares being offered hereby is being passed upon for the Company by Perkins Coie, Seattle, Washington.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and related financial statement schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ------------------------

    No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                            ------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee.

            SEC registration fee....................................  $ 24,431.82
            NYSE filing fee.........................................       500.00
            Printing and engraving expenses.........................    27,000.00
            Legal fees and expenses.................................    10,000.00
            Accounting fees and expenses............................     1,500.00
            Transfer agent fees.....................................    35,000.00
            Miscellaneous fees and expenses.........................     5,568.18
                      Total.........................................  $104,000.00
                                                                      ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 11 of the Bylaws of the registrant provides for indemnification of the registrant's directors and officers to the maximum extent permitted by Washington law.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 11 of the Articles of Incorporation of the registrant contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     Officers and directors of the registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

     The above discussion of the WBCA and the registrant's Bylaws and Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Articles of Incorporation.

ITEM 16. EXHIBITS

      5.1    Opinion of Perkins Coie, counsel to the registrant, regarding the legality of the Common Stock
     23.1    Consent of Deloitte & Touche LLP, independent auditors (contained on page II-4)
     23.2    Consent of Perkins Coie (contained in Exhibit 5.1)
     24.1    Power of attorney (contained on signature page)
     99.1    Form of Authorization Card

ITEM 17. UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

     C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on the 16th day of May, 1997.

                                          SHURGARD STORAGE CENTERS, INC.

                                          By:      /s/ CHARLES K. BARBO
                                            ------------------------------------
                                                      Charles K. Barbo
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Charles K. Barbo and Harrell L. Beck, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 16th day of May, 1997.

                   SIGNATURE                                 TITLE                   DATE
-----------------------------------------------  ------------------------------  -------------

             /s/ CHARLES K. BARBO                    Chairman of the Board,      May 16, 1997
-----------------------------------------------  President and Chief Executive
               Charles K. Barbo                   Officer (Principal Executive
                                                            Officer)

              /s/ HARRELL L. BECK                    Senior Vice President,      May 16, 1997
-----------------------------------------------    Treasurer, Chief Financial
                Harrell L. Beck                       Officer and Director
                                                    (Principal Financial and
                                                      Accounting Officer)

              /s/ GREENLAW GRUPE                            Director             May 16, 1997
-----------------------------------------------
                Greenlaw Grupe

              /s/ HOWARD JOHNSON                            Director             May 16, 1997
-----------------------------------------------
                Howard Johnson

              /s/ DONALD W. LUSK                            Director             May 16, 1997
-----------------------------------------------
                Donald W. Lusk

                /s/ W. J. SMITH                             Director             May 16, 1997
-----------------------------------------------
                  W. J. Smith

                         INDEPENDENT AUDITORS' CONSENT

     We consent to incorporation by reference into Shurgard Storage Centers, Inc.'s Registration Statement on Form S-3 and related Prospectus for the registration of 3,000,000 shares of its Class A Common Stock (the "Registration Statement") of our report dated February 28, 1997, which is included in the Annual Report on Form 10-K of Shurgard Storage Centers, Inc. for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus dated May 16, 1997, which is a part of the Registration Statement.

DELLOITTE & TOUCHE LLP

Seattle, Washington
May 16, 1997

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER
    ------
      5.1      Opinion of Perkins Coie, counsel to the registrant, regarding the legality of the Common Stock
     23.1      Consent of Deloitte & Touche LLP, independent auditors (contained on page
               II-4)
     23.2      Consent of Perkins Coie (contained in Exhibit 5.1)
     24.1      Power of attorney (contained on signature page)
     99.1      Form of Authorization Card